Trane Technologies plc
Incentive Stock Plan of 2018

Global Performance Stock Unit Grant Notice
(“Grant Notice”)

Trane Technologies plc (the “Company”) hereby awards to Participant the number of performance stock units (“PSUs”) specified and with certain terms set forth below (the “Award”). The Award is subject to the terms below and all of the terms and conditions set forth in the Company’s Incentive Stock Plan of 2018 (the “Plan”) and the Global Performance Stock Unit Award Agreement (the “Award Agreement”).

Participant Name:	[Insert name as First Last]
Date of Grant:	[Insert Grant Date as Month DD, YYYY]
Target Number of PSUs:	[Insert Number of PSUs Awarded]
Maximum Number of PSUs:	[Insert Number of PSUs at Maximum]
Performance Period:	January 1, 2025 to December 31, 2027

Trane Technologies plc
Incentive Stock Plan of 2018

Global Performance Stock Unit Award Agreement
For the 2025 – 2027 Performance Period

Trane Technologies plc (the “Company”) hereby grants to the individual (the “Participant”) named in the applicable grant notice (the “Grant Notice”) and as of the date set forth therein (the “Grant Date”) a performance stock unit award (the “PSUs”) pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2018 (the “Plan”) and the terms and conditions set forth in the Grant Notice and the Performance Stock Unit Award Agreement, including Appendices A and B (the Performance Stock Unit Award Agreement, including the Grant Notice, which is incorporated herein, Appendix A, and Appendix B are referred to, collectively, as the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.

Each PSU that vests pursuant to the terms of this Award Agreement shall provide Participant with the right to receive one ordinary share of the Company (a “Share”) on the issuance date described in Section 3(f) below. The number of Shares subject to the PSUs, the performance and service vesting conditions applicable to such Shares, the date on which vested Shares shall become issuable and any further terms and conditions governing the PSUs shall be as set forth in the Grant Notice and this Award Agreement, including any country-specific terms set forth in the attached Appendix B.

1.Number of Shares. The number of Shares subject to the PSUs at target performance level is set forth in the Grant Notice. The maximum number of Shares subject to the PSUs is set forth in the Grant Notice, provided, however, that the actual number of Shares that become issuable pursuant to the PSUs shall be determined in accordance with the fulfillment of certain performance conditions set forth in the attached Appendix A and the additional vesting requirements set forth in Section 3 below.

2.Performance Period. The performance period applicable to the PSUs is set forth in the Grant Notice (the “Performance Period”).

3. Vesting and Issuance of Shares; Dividend Equivalents.

(a) Normal Vesting. Participant’s right to receive Shares subject to the PSUs shall vest in accordance with the performance vesting conditions set forth in the attached Appendix A and subject to the additional vesting requirements set forth in this Section 3.

(b) Dividend Equivalents. Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each PSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated PSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the Shares underlying the associated PSUs are issued to the Participant.

(c) Termination of Employment Before Vesting. In the event that Participant’s employment with the Company and its Affiliates is terminated before the PSUs are fully vested, the PSUs shall be vested or shall be forfeited as set forth in the tables below. Certain terms used in the tables below are defined in Section 4 hereof.

Table 1: Not Eligible for Retirement (as Defined in Section 4(j)) at Time of Termination
Termination Event	Vesting/Forfeiture and Performance
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination, and not for Cause.
A pro-rated portion of the PSUs and associated Dividend Equivalents shall vest on the Determination Date as set forth in Section 3(e) based on the fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i).

Involuntary termination of employment for Cause.
All PSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or associated Dividend Equivalents.

Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.
A pro-rated portion of the PSUs and associated Dividend Equivalents shall vest on the Determination Date as set forth in Section 3(e) based on the fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i).

Termination of employment by reason of death or Disability.
A pro-rated portion of the PSUs and Dividend Equivalents shall vest on the date of termination of active employment as set forth in Section 3(e) based on fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then a pro-rated portion of the PSUs and associated Dividend Equivalents shall vest on the Determination Date as set forth in Section 3(e) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i).

Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job that occurs before the first anniversary of completion of a Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.

All PSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or associated Dividend Equivalents.

Table 2: Eligible for Retirement (as Defined in Section 4(j)) at Time of Termination
Termination Event	Vesting/Forfeiture and Performance
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination, and not for Cause.
The PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i).

Involuntary termination of employment for Cause.
All PSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or associated Dividend Equivalents.

Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.
The PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i).

Termination of employment by reason of death or Disability.
The PSUs and Dividend Equivalents shall vest on the date of termination of active employment to the extent set forth in Section 3(d)(i) based on fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then the PSUs and Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i).

Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job that occurs before the first anniversary of completion of a Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.

The PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting conditions determined in accordance with Section 3(f)(i) and subject to Section 3(d)(ii).

(d) Retirement Vesting Benefit.

(i) If this Section 3(d)(i) is referenced in Section 3(c) above, then the pro-rated number of Shares is determined by (i) multiplying by the number of days in the calendar year of the Grant Date during which Participant was employed by the Company or any Affiliate, and (ii) dividing by the number of days in the corresponding calendar year (the “Retirement Vesting Benefit”). Notwithstanding the foregoing, the Retirement Vesting Benefit will result in the continued vesting of all unvested PSUs if Participant’s employment terminates due to Retirement following the calendar year in which the Grant Date occurs.

(ii) Notwithstanding Section 3(d)(i), if this Section 3(d)(ii) is referenced in Section 3(c) above, in the event a Retirement-eligible Participant terminates employment and commences full-time employment with a competitor following Retirement but on or before the Determination Date (to the extent determined in the sole discretion of the Company), then, unless prohibited under the laws of any applicable jurisdiction, (including, but not limited to, California), all unvested PSUs and associated Dividend Equivalents shall be forfeited and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.

(e) Pro-Rated Vesting. If this Section 3(e) is referenced in Section 3(c) above, then Participant shall vest in a pro-rated number of Shares determined by (i) multiplying by the number of days during the Performance Period that Participant was actively employed by the Company or an Affiliate beginning on Participant’s Commencement Date, and (ii) dividing by the number of days beginning on Participant’s Commencement Date and ending on the last day of the Performance Period.

(f) Issuance of Shares.
(i) Except as provided in Section 3(f)(ii) below, on the Determination Date, the Committee shall determine the extent to which the performance vesting conditions set forth in Appendix A have been met. As soon as practicable after the Determination Date (and, in any case, on a date during the calendar year following the calendar year that contains the last day of the Performance Period), the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested on the Determination Date, provided that Participant was employed by the Company or an Affiliate on such date (unless otherwise provided in Sections 3(c) or (d) above). Notwithstanding the foregoing, the Committee has the sole discretion to make adjustments to the award amount determined pursuant to Appendix A, including an adjustment such that no Shares are issued to Participant, regardless of the fulfillment of the performance vesting conditions set forth in Appendix A.
(ii) In the case of Participant’s termination of employment due to death or Disability and such termination occurs prior to the final calendar quarter of the Performance Period, then as soon as practicable following Participant’s termination of employment (but in any event within 30 days of Participant’s termination of employment), the Company shall cause to be issued to Participant (or to Participant’s estate or the person(s) who acquired the right to the Shares under applicable law) Shares with respect to any PSUs that became vested as provided in Section 3(c); provided, however, that if the Shares are distributable at a time or times by reference to a Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) and Participant on the date of Participant’s separation from service is both subject to U.S. federal income taxation and a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any Shares that would otherwise be issuable during the 6 month period commencing on Participant’s separation from service will be issued on the first day which immediately follows the last day of the 6 month period that commences on Participant’s separation from service (or, if Participant dies during such period, within 30 days after Participant’s death).
(iii) All Shares issued pursuant to this Section 3 shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the PSUs unless and until such Shares have been issued to Participant.
(g) Remaining PSUs. All remaining PSUs and associated Dividend Equivalents that did not continue to vest in accordance with Section 3 shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or any associated Dividend Equivalents.
4. Definitions.
(a) For purposes of this Award Agreement, Affiliate shall include any entity that was an Affiliate as of the Grant Date if such entity has ceased to be an Affiliate as a result of a Major Restructuring unless otherwise specified herein.
(b) Cause shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) solely for purposes of Section 4(g), substantial failure or refusal by Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to Participant by the Company or an Affiliate; (iii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any non-U.S. jurisdiction); or (iv) any material violation of the Company’s code of conduct, as in effect from time to time.
(c) Commencement Date shall mean the later of (i) the first day of the Performance Period or (ii) the date on which Participant commences employment with the Company or an Affiliate.

(d) Determination Date shall mean a date as soon as practicable following the end of the Performance Period upon which the Committee determines the extent to which the performance vesting conditions set forth in Appendix A have been met.
(e) Good Reason shall mean (i) a substantial diminution in Participant’s job responsibilities or a material adverse change in Participant’s title or status (however, performing the same job for a smaller organization following a Major Restructuring shall not constitute Good Reason); (ii) a reduction of Participant’s base salary or target bonus (however, a reduction of Participant’s base salary or target bonus shall not constitute Good Reason if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company or an Affiliate) or the failure to pay Participant’s base salary or bonus when due or the failure to maintain on behalf of Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those in effect prior to the completion of the Major Restructuring; or (iii) the relocation of the principal place of Participant’s employment by more than 35 miles from Participant’s principal place of employment immediately prior to the completion of the Major Restructuring; however, any of the events described in clauses (i)-(iii) above shall constitute Good Reason only if the Company (or an Affiliate, if applicable) fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason; and such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.
(f) Group Termination Event shall mean an involuntary termination of employment that is part of a group termination of employment, including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility. In the event Participant’s employer ceases to be an Affiliate as a result of a Major Restructuring, this will not constitute a Group Termination Event.
(g) Involuntary Loss of Job shall mean, with respect to any Participant, the termination of such Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause, or (ii) by Participant with Good Reason, unless, with respect to both (i) and (ii), the Company can reasonably demonstrate that such occurrence is not substantially related to, or as a result of, a Major Restructuring. In no event shall Participant’s employer ceasing to be an Affiliate (as defined in the Plan) as a result of a Major Restructuring, on its own, constitute an Involuntary Loss of Job.
(h) Job Elimination shall mean an involuntary termination of employment by reason of job elimination, substantial change in the nature of Participant’s position, or job relocation.
(i) Major Restructuring shall mean a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination of all, or the majority of, any one or more of the Company’s business segments, so long as such transaction or transactions do not constitute a Change in Control.
(j) Retirement shall mean attainment of age 55 with at least 10 years of service with the Company and any Affiliate, unless otherwise defined in an Appendix. For purposes of this definition of Retirement, service with the Company or any of its Affiliates while the Company was known by the name Ingersoll-Rand plc shall be deemed service with the Company and its Affiliates.
(i) Major Restructuring shall mean a reorganization, recapitalization, extraordinary stock dividend,
(5) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which the Shares are issued pursuant to the PSUs), the Company will withhold Shares otherwise issuable upon vesting of the PSUs. Alternatively, or in addition, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations, if any, with regard to all Tax-Related Items by one or a combination of the following; (a) withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer, or any Affiliate, (b) withholding from proceeds of the sale of Shares acquired upon vesting of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (c) requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items and/or (d) any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or under the Plan, approved by the Committee; provided, however, that if Participant is an officer of the Company subject to Section 16 of the Exchange Act, the withholding methods described in this Section 5 (a) through (d) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) determines, in advance of the applicable withholding event, that one of such withholding methods will be used in lieu of withholding Shares.
The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum applicable rates in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares), from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

6. Recoupment Provision. As an additional condition of receiving this award of PSUs, Participant agrees that the award of PSUs, whether vested or unvested, and any Shares issued under the PSUs (and any proceeds therefrom), shall be subject to deduction, clawback, forfeiture, and/ or repayment to the Company to the extent required (i) under the Company’s Clawback/Recoupment Policy, any other compensation clawback or recoupment policy in effect as of the Grant Date or, to the extent adopted by the Board following the Grant Date, any similar policy applicable to circumstances where Participant engages in misconduct, fraud, a violation of law or other similar circumstances, and, in each case, as may be amended from time to time, and (ii) to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards.

7. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
8. Choice of Law and Venue. The PSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of North Carolina and agree that such litigation shall be conducted in the courts of Mecklenburg County, North Carolina, or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed.
9. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10. Country-Specific Provisions. Notwithstanding any provisions in this Award Agreement, the PSUs and the Shares subject to the PSUs shall be subject to any special terms and conditions for Participant’s country set forth in Appendix B. Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Award Agreement.
11. Imposition of Other Requirements. This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

14. Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and, if different, Participant’s country of residence, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring his or her compliance with any applicable restrictions and should speak to his or her personal legal advisor on this matter.
15. Foreign Asset/Account Reporting; Exchange Controls. Participant may be subject to foreign asset and/or account reporting requirements and/or exchange controls as a result of the vesting and settlement of the PSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. For example, Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received pursuant to the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for ensuring compliance with any applicable requirements and should speak to his or her personal legal advisor regarding these requirements.
16. Acknowledgement & Acceptance within 120 Days. This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the PSUs within 120 days of the Grant Date may result in cancellation of the PSUs.

Signed for and on behalf of the Company:
__________________________________
David S. Regnery
Chair and Chief Executive Officer
Trane Technologies plc

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933.

Appendix A
to
Global Performance Stock Unit Award Agreement
For the 2025 – 2027 Performance Period

Performance Conditions

50% of PSU Achievement

Based on Cash Flow Return on Invested Capital (“CROIC”)
versus Peer Group

Performance Level	If Trane Technologies’ CROIC Performance against the S&P 500 Industrial Index (“Peer Group”) is in the…	% of target PSU Achievement for this component will be…
Below Threshold	Less than 25th percentile	0% (no payout)
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile or greater	200%

CROIC will be calculated as follows:

(1) Free Cash Flow = Cash Flow from Continuing Operating Activities less Capital Expenditures plus Cash Paid for Restructuring
(2) Gross Fixed Assets = Plant, Property & Equipment
(3) Working Capital = Accounts and Notes Receivable, net plus Inventory, net less Accounts and Notes Payable

▪For purposes of measuring CROIC over the performance period, a three-year average of CROIC shall be used to compare to the peer group
▪Any peer group company with a year-end other than December 31 will be evaluated using the information from that company’s most recent year-end
▪For every percentage point increase between 25% and 50% achievement, payout percentage increases by three points (e.g., if Trane Technologies’ performance is in the 46th percentile, see example below)
▪For every percentage point increase between 50% and 75% achievement, payout percentage increases by four points
▪The following methodology will be applied for measuring CROIC. The achievement of the aforesaid performance goal will, to the extent applicable, be determined in accordance with U.S. GAAP and in a manner consistent with the methods used in the audited financial statements of the Company, but without regard to the following items:
◦Unusual or infrequent items;

◦The impact of any change in accounting principles that occurs during either the base year or during the performance period and the cumulative effect thereof;
◦Gains or charges associated with discontinued operations or with the obtaining or losing control of a business (This includes the results of operation for a divested business that continues to be reported in continuing operations for any of the comparable periods)

50% of PSU Achievement
Based on Total Shareholder Return (“TSR”) versus Peer Group

Performance Level	If Trane Technologies’ TSR performance against the S&P 500 Industrial Index (“Peer Group”) is in the …	% of target PSU Achievement for this component will be…
Below Threshold	Less than 25th Percentile	0% (no payout)
Threshold	25th percentile	25%
Target	50th Percentile	100%
Maximum	75th percentile or Greater	200%

▪For purposes of measuring TSR over the performance period, a point-to-point measurement is used. For example, Total Return Dollars (stock price appreciation plus dividends) at the end of the performance period is compared to the stock price at the beginning of the performance period to determine TSR which is then compared to the Peer Group TSR
▪To account for stock price volatility, thirty-day stock price averages leading up to the performance period and at the end of the performance period will be used to measure TSR
▪For every percentage point increase between 25% and 50% achievement, payout percentage increases by three points
▪For every percentage point increase between 50% and 75% achievement, payout percentage increases by four points (e.g., if Trane Technologies’ performance is in the 60th percentile, see example below)

PSU ACHIEVEMENT EXAMPLE

At Grant
Trane Technologies Stock Price on Grant Date	$400
PSP Target Award Value	$50,000
PSP Total Target Award	125 PSUs
At End of 3-Year Performance Period
Trane Technologies’ 3 year average CROIC Relative to S&P 500 Industrial Index	46th Percentile
% of PSP Target Award Achievement for CROIC	88%
Trane Technologies’ 3 year TSR Relative to S&P 500 Industrial Index	60th Percentile
% of PSP Target Award Achievement for TSR	140%
% of PSP Target Award Achievement for both components combined	88% x 50% +140% x 50% = 114%
PSP Shares Earned	125 x 114% = 143
Trane Technologies Stock Price on Payout Date	$450.00
Total Dollar Value of PSU Achievement	$64,350

Appendix B
to

Trane Technologies plc
Incentive Stock Plan of 2018

Global Performance Stock Unit Award Agreement
For the 2025 – 2027 Performance Period

Country-Specific Provisions

This Appendix B includes special terms and conditions applicable to Participant if Participant resides and/or works in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement. Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix B.
This Appendix B also includes information relating to exchange control, foreign asset and/or account reporting and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities, and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the PSUs vest or the Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, or if Participant transfers employment or residency to another country after the PSUs are granted, the information contained herein may not be applicable to Participant. The Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.
Provisions Applicable to All Non-U.S. Countries
1. Nature of Grant. By accepting the PSUs, Participant acknowledges, understands, and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b) the Plan is operated and the PSUs are granted solely by the Company and only the Company is a party to this Award Agreement; accordingly, any rights Participant may have under this Award Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer);
(c) no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Award Agreement;
(d) the grant of the PSUs is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of performance stock units, or benefits in lieu of performance stock units, even if performance stock units have been granted in the past;
(e) all decisions with respect to future performance stock unit grants, if any, will be at the sole discretion of the Company;
(f) Participant is voluntarily participating in the Plan;
(g) the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(h) the PSUs and the Shares subject to the PSUs, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(i) unless otherwise agreed with the Company, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;
(j) the PSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any).
(k) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(l) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Participant ceasing to provide employment or other services to the Company, the Employer, or any Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the PSUs or recoupment resulting from the PSUs as described in Section 6 of the Performance Stock Unit Award Agreement;
(m) in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right to receive or vest in the PSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services, or will be measured with reference to such date in the case of a Group Termination Event, Job Elimination, Involuntary Loss of Job, Retirement, or termination by reason of death or Disability, and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when

Participant is no longer actively providing services for purposes of this PSU grant (including whether Participant may still be considered to be providing services while on an approved leave of absence);
(n) unless otherwise provided in the Plan or by the Company, in its discretion, the PSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(o) neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
2. Data Privacy Provisions Applicable to Participants Outside the EEA+ (as defined below).
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other PSU grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal data about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, passport number, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, purchased, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
Participant understands that Personal Data may be transferred to UBS, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. The Company provides appropriate safeguards for protecting Personal Data that it receives through its adherence to all applicable Personal Data protection requirements, including any contractual requirements with any recipients of Personal Data as selected by Company to assist in the implementation, administration, and management of the Plan.
Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting his or her local human resources representative. Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant PSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
3. Data Privacy Provisions Applicable to Participants in the European Union/European Economic Area/Switzerland/United Kingdom (“EEA+”).
(a) Participant is hereby notified of the collection, use and transfer, as described in this Award Agreement, in electronic or other form, of his or her Personal Data (defined below) by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive and legitimate purpose of implementing, administering and managing Participant’s participation in the Plan.
(b) Participant understands that the Company and the Employer hold certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
(c) Participant understands that providing the Company with this Personal Data is necessary for the performance of this Award Agreement and that Participant’s refusal to provide the Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. Participant’s Personal Data shall be accessible within the Company only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of this Award Agreement.
(d) The Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant may, at any time and without cost, contact Makila Scruggs, Global Data Protection and Privacy Officer at globalprivacyoffice@tranetechnologies.com to enforce his or her rights under the data protection laws in Participant’s country, which may include the right to (i) request access or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in Participant’s country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.
(e) The Company provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to all applicable Personal Data protection requirements, including EU Standard Contractual Clauses, where applicable. Participant understands that the Company will transfer Personal Data to UBS Financial Services Inc. at 1000 Harbor Boulevard, Weehawken, NJ 07086, U.S.A. and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan and may transfer the Personal Data to certain other third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired upon settlement of the PSUs.
(f) Participant understands that these recipients, which may receive, use, retain and transfer Personal Data, may be located in Participant’s country or elsewhere, including outside the European Economic Area (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than Participant’s country. When transferring Personal Data to these recipients, the Company provides appropriate safeguards in accordance with all applicable Personal Data protection requirements, as described above. Participant may send questions regarding these safeguards to Makila Scruggs, Global Data Protection and Privacy Officer at globalprivacyoffice@tranetechnologies.com.
(g) Finally, the processing activity is necessary for the legitimate purposes of providing the Plan to Participant. Participant may choose to opt out of allowing the Company to share his or her Personal Data with the stock plan service provider and others as described above, although execution of such choice may affect Participant’s ability to participate in the Plan. For questions about this choice or to make this choice, Participant should contact Makila Scruggs, Global Data Protection and Privacy Officer at globalprivacyoffice@tranetechnologies.com.
4. Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
Australia
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).
Securities Law Information. The offer of PSUs is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).
Belgium
Vesting and Issuance of Shares; Dividend Equivalents. For purposes of applying Section 3(c) of the Performance Stock Unit Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.
Foreign Asset / Account Reporting Information. Participant is required to report any bank or brokerage accounts held outside of Belgium in his or her annual tax return. The first time Participant reports such an account on Participant’s annual income tax return, Participant is required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
Canada
Vesting and Issuance of Shares; Dividend Equivalents. This provision supplements Section 3 of the Performance Stock Unit Award Agreement:

The grant of the PSUs does not provide any right for Participant to receive a cash payment and the PSUs will be settled in Shares only.
No Obligation to Make Payment. This provision replaces Section 1(c) of Appendix B:
Except as explicitly and minimally required under applicable legislation, no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Award Agreement;
Exclusion from Compensation or Salary. This provision replaces Section 1(h) of Appendix B:
Except as explicitly and minimally required under applicable legislation, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
No Compensation for Forfeiture. This provision replaces Section 1(l) of Appendix B:
Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Participant ceasing to provide employment or other services to the Company, the Employer, or any Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the PSUs or recoupment of any financial gain resulting from the PSUs as described in Section 6 of the Performance Stock Unit Award Agreement;
Termination of Employment. This provision replaces Section 1(m) of Appendix B:
For purposes of the PSUs, and except as provided herein, Participant’s employment or other service relationship will be considered terminated (regardless of the reason for such termination and whether or not the termination is later found to be invalid, unlawful or in breach of applicable laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any), and Participant’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the PSUs pursuant to this Award Agreement will be measured by, the date Participant is no longer actually providing services to the Company or one of its Affiliates (the “Termination Date”).
Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the Termination Date, nor will Participant be entitled to any compensation for lost vesting or other participation.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or other participation during a statutory notice period, Participant’s right to vest in or otherwise benefit from the PSUs, if any, will terminate effective upon the expiry of the minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting or other participation if the vesting date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting or participation. In any event, if employment standards legislation explicitly requires continued vesting or participation during a statutory notice period, then any additional vesting provided under Section 3 of the Performance Stock Unit Award Agreement is deemed to be inclusive of any entitlements that arise during the applicable statutory notice period. For further clarity, any reference to a termination of Participant’s employment or other service relationship or a date of termination under this Award Agreement or the Plan will be interpreted to mean the Termination Date.
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through UBS or such other broker designated under the Plan, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Company’s ordinary shares are currently traded on the New York Stock Exchange which is located outside of Canada, under the ticker symbol “TT” and Shares acquired under the Plan may be sold through this exchange.
Foreign Asset / Account Reporting Information. Foreign specified property, including Shares and rights to Shares (e.g., PSUs), held by a Canadian resident must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. If applicable, Form T1135 is due by April 30th of the following year. PSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the resident. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are owned, this ACB may have to be averaged with the ACB of the other Shares. Participant is responsible for ensuring his or her compliance with any applicable reporting obligations and should speak to his or her personal legal advisor on this matter.
Data Privacy. This provision supplements the above Section 2 of the Appendix “Data Privacy Provisions Applicable to Participants Outside the EEA+:”
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, its Affiliates and UBS (or any other stock plan service provider that may be selected by the Company to assist with the Plan) to disclose and discuss the Plan with their respective advisors. Participant acknowledges that Participant’s personal information may be transferred or disclosed outside the Province of Quebec, including to the U.S. Participant further authorizes the Company and its Affiliates to record such information and to keep such information in Participant’s employee file. Participant also acknowledges that the Company, its Affiliates and UBS may use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.
China
Vesting and Issuance of Shares; Dividend Equivalents. The following provisions supplement or replace certain sections of Section 3 of the Performance Stock Unit Award Agreement, as indicated.
This provision supplements Section 3 of the Performance Stock Unit Award Agreement:
Notwithstanding any provision to the contrary in this Award Agreement, no PSUs shall vest and no Shares shall be issued to Participant unless and until all necessary approvals from the PRC State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been obtained and maintained under applicable exchange control rules, as determined by the Company in its sole discretion.
To facilitate compliance with any applicable laws or regulations in China, Participant also agrees and acknowledges that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) immediately sell all Shares issued to Participant at vesting (on Participant’s behalf and at Participant’s direction pursuant to this authorization) at the time of settlement, or when Participant’s employment with the Employer, the Company, or an Affiliate terminates, or at any other time the

Company determines is necessary or advisable, and/or (ii) require that any Shares acquired under the Plan be held with a Company-designated broker until such shares are sold.
Without limiting the foregoing, if Participant’s employment with the Company, the Employer, or an Affiliate terminates, any Shares held or acquired by Participant (or, in circumstances where Participant’s employment is terminated due to death, by Participant’s estate or the person(s) who acquired the right to the Shares under applicable law) must be sold prior to the last trading day of the 6 month period following the date Participant’s employment terminates. If the Shares have not been sold by such date, the Company’s designated broker will automatically sell all Shares on the last trading day of the 6 month period following such termination of employment (on Participant’s behalf and at Participant’s direction pursuant to this authorization). Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that broker’s fees or commissions may be incurred in any such sale. In any event, when the Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with applicable exchange control laws and regulations.
These provisions replace Section 3(c), 3(d)(i), and 3(f)(i) and (ii) of the Performance Stock Unit Award Agreement:
(c) Termination of Employment Before Vesting. In the event that Participant’s employment with the Company and its Affiliates is terminated before the PSUs are fully vested, the PSUs shall be vested or shall be forfeited as set forth in the tables below. Certain terms used in the tables below are defined in Section 4 hereof.

Table 1: Not Eligible for Retirement (as Defined in Section 4(j)) at Time of Termination
Termination Event	Vesting/Forfeiture and Performance
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination, and not for Cause.
A pro-rated portion of the PSUs and Dividend Equivalents shall vest on the date of termination of active employment as set forth in Section 3(e) based on fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then a pro-rated portion of the PSUs and associated Dividend Equivalents shall vest on the Determination Date as set forth in Section 3(e) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f).

Involuntary termination of employment for Cause.
All PSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or associated Dividend Equivalents.

Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.
A pro-rated portion of the PSUs and Dividend Equivalents shall vest on the date of termination of active employment as set forth in Section 3(e) based on fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then a pro-rated portion of the PSUs and associated Dividend Equivalents shall vest on the Determination Date as set forth in Section 3(e) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f).

Termination of employment by reason of death or Disability.
A pro-rated portion of the PSUs and Dividend Equivalents shall vest on the date of termination of active employment as set forth in Section 3(e) based on fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then a pro-rated portion of the PSUs and associated Dividend Equivalents shall vest on the Determination Date as set forth in Section 3(e) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f)

Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job that occurs before the first anniversary of completion of a Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.

All PSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or associated Dividend Equivalents.

Table 2: Eligible for Retirement (as Defined in Section 4(j)) at Time of Termination
Termination Event	Vesting/Forfeiture and Performance
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination, and not for Cause.
The PSUs and associated Dividend Equivalents shall vest on the date of termination of active employment to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then the PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f)

Involuntary termination of employment for Cause.	All PSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such PSUs, the underlying Shares or associated Dividend Equivalents.
Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.
The PSUs and associated Dividend Equivalents shall vest on the date of termination of active employment to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then the PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f)

Termination of employment by reason of death or Disability.
The PSUs and associated Dividend Equivalents shall vest on the date of termination of active employment to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting conditions at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then the PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f).

Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job that occurs before the first anniversary of completion of a Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.
The PSUs and associated Dividend Equivalents shall vest on the date of termination of active employment to the extent set forth in Section 3(d)(i) based on the fulfillment of the performance vesting at target level of performance; provided, however, that if such termination occurs during the final calendar quarter of the Performance Period, then the PSUs and associated Dividend Equivalents shall vest on the Determination Date to the extent set forth in Section 3(d)(i) based on fulfillment of the performance vesting conditions determined in accordance with Section 3(f) and subject to Section 3(d)(ii).

(d) Retirement Vesting Benefit.
(i) If this Section 3(d)(i) is referenced in Section 3(c) above, then the pro-rated number of Shares is determined by (i) multiplying by the number of days in the calendar year of the Grant Date during which Participant was employed by the Company or any Affiliate, and (ii) dividing by the number of days in the corresponding calendar year (the “Retirement Vesting Benefit”). Notwithstanding the foregoing, the Retirement Vesting Benefit will result in the vesting of all unvested PSUs if Participant’s employment terminates due to Retirement following the calendar year in which the Grant Date occurs.
(f) Issuance Date.
(i) Except as provided in Section 3(f)(ii) below, if Participant’s employment terminates prior to the final calendar quarter of the Performance Period by reason of (i) a Group Termination Event, (ii) Job Elimination, (iii) an Involuntary Loss of Job related to a Major Restructuring that occurs before the 1 year anniversary of completion of the Major Restructuring, or (iv) Retirement, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested as soon as practicable after such termination of employment.
(ii) If Participant does not terminate employment during the Performance Period or if Participant’s employment terminates during the final calendar quarter of the Performance Period by reason of (i) a Group Termination Event, (ii) Job Elimination, (iii) an Involuntary Loss of Job related to a Major Restructuring that occurs before the 1 year anniversary of completion of the Major Restructuring, or (iv) Retirement, then on a date as soon as practicable following the end of the Performance Period, the Committee shall determine the extent to which the performance vesting conditions set forth in Appendix A have been met (the “Determination Date”). As soon as practicable after the Determination Date, the Company shall cause to be issued to Participant Shares with respect to any PSUs that became vested on the Determination Date. Notwithstanding the foregoing, the Committee has the sole discretion to make adjustments to the award amount determined pursuant to Appendix A, including an adjustment such that no Shares are issued to Participant, regardless of the fulfillment of the performance vesting conditions set forth in Appendix A.
Exchange Control Restrictions. Participant understands and agrees that, if he or she is a PRC national and subject to exchange control restrictions in China, he or she will be required to immediately repatriate the proceeds of the sale of Shares and any cash dividends or Dividend Equivalents to China. Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Participant’s personal account. Participant also understands that the Company will deliver any sale proceeds, cash dividends or Dividend Equivalents to Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Hong Kong
Vesting and Issuance of Shares; Dividend Equivalents. This provision supplements Section 1(i) of the Performance Stock Unit Award Agreement:
In the event any Shares are issued to Participant within 6 months of the Grant Date, Participant agrees not to sell any Shares acquired upon vesting of the PSUs prior to the 6 month anniversary of the Grant Date.

Securities Law Information. WARNING: The PSUs and the Shares issued upon vesting of the PSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Award Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a

“prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. Participant should exercise caution in relation to the offer. If Participant has any questions about any of the contents of the Award Agreement or the Plan, he or she should obtain independent professional advice.

India
Exchange Control Information. Any funds realized under the Plan (i.e., proceeds from the sale of Shares acquired under the Plan or any dividends paid on such shares) must be repatriated to India within specified timeframes as required under applicable regulations. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. Participant agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.
Foreign Asset / Account Reporting Information. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan and, possibly, PSUs) in Participant’s annual tax return. Participant is responsible for complying with this reporting obligation and should consult with his or her personal advisor in this regard.
Ireland
Vesting and Issuance of Shares; Dividend Equivalents. For purposes of applying Section 3(c) of the Performance Stock Unit Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.
Director Notification Requirement. If Participant is a director, shadow director[1] or secretary of the Company or an Irish Affiliate and has a 1% or more shareholding interest in the Company, he or she must notify the Company or the Irish Affiliate, as applicable, in writing when he or she receives or disposes of an interest in the Company (e.g., PSUs, Shares, etc.), when he or she becomes aware of the event giving rise to the notification requirement, or when he or she becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
Italy
Vesting and Issuance of Shares; Dividend Equivalents. For purposes of applying Section 3(c) of the Performance Stock Unit Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.
Plan Document Acknowledgement. By accepting the PSUs, Participant acknowledges that Participant has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.
Participant further acknowledges that Participant has read and specifically and expressly approves the following clauses in the Performance Stock Unit Award Agreement: Section 3: Vesting and Issuance of Shares; Dividend Equivalents; Section 5: Responsibility for Taxes; Section 6: Recoupment Provision; Section 7: Electronic Delivery and Participation; Section 8: Choice of Law and Venue; Section 11: Imposition of Other Requirements; and Section 15: Acknowledgement and Acceptance within 120 Days.
Foreign Asset / Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. Participant is responsible for complying with applicable reporting obligations and should speak to Participant’s personal legal advisor on this matter.
Malaysia
Director Notification Requirement. If Participant is a director of an Affiliate in Malaysia, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when Participant receives an interest (e.g., PSUs, Shares, etc.) in the Company or any of its Affiliates. In addition, Participant must notify the Malaysian Affiliate when Participant sells Shares or shares of an Affiliate (including when Participant sells Shares acquired under the Plan). Participant must also notify the Malaysian Affiliate if there are any subsequent changes in Participant’s interest in the Company or any Affiliates. These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any of its Affiliates.
Mexico
Labor Law Policy and Acknowledgment. By accepting the PSUs, Participant expressly recognizes that Trane Technologies plc, with registered offices at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is a Mexican Subsidiary or Affiliate of the Company (“Trane Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Trane Mexico, and do not form part of the employment conditions and/or benefits provided by Trane Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Política de la Ley Laboral y Reconocimiento. Aceptando este premio (PSUs), el Participante reconoce expresamente que Trane Technologies plc, con oficinas registradas ubicadas en 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es una Subsidiaria o Afiliada Mexicana de la Compañía (“Trane México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante e Trane México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Trane México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
Securities Law Information. The PSUs and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the PSUs may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Trane Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Singapore
Securities Law Information. The grant of the PSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the PSUs are subject to section 257 of the SFA and Participant should not make any subsequent sale of the Shares in Singapore or any offer of such subsequent sale of the Shares subject to the PSUs in Singapore, unless such sale or offer in is made (i) 6 months or more after the Grant Date, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any applicable provision of the SFA. The Shares are currently traded on the New York Stock Exchange, which is located outside of Singapore, under the ticker symbol “TT” and Shares acquired under the Plan may be sold through this exchange.
Director Notification Requirement. If Participant is a director (including an alternate, substitute, or shadow director[2]) of a Singapore Affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Affiliate in writing when Participant receives or disposes of an interest (e.g., PSUs, Shares) in the Company or an Affiliate. These notifications must be made within 2 business days of acquiring or disposing of any interest in the Company or any Affiliate or within 2 business days of becoming a director if such an interest exists at that time.
United Arab Emirates (the “UAE”)
Securities Law Information. The Award Agreement, the Plan and other incidental communication materials related to the PSUs are intended for distribution only to employees of the Company and its Affiliates for the purposes of an incentive scheme.

The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. No other UAE authority has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it.
The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.
If Participant does not understand the contents of the Award Agreement or the Plan, he or she should consult an authorized financial adviser.
United States
Foreign Asset / Account Reporting Information. Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., PSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the PSUs/Shares exceeds certain thresholds (depending on Participant’s filing status) with Participant’s annual tax return. Participant should consult with his personal tax or legal advisor regarding any FATCA reporting requirements with respect to the PSUs or any Shares acquired under the PSUs.
In addition, Report of Foreign Bank and Financial Account requirements may also apply to Participant if Participants hold assets, such as Shares, outside the U.S.

[1] A shadow director is an individual who is not on the board of directors of the Company or the Irish Affiliate but who has sufficient control so that the board of directors of the Company or the Irish Affiliate, as applicable, acts in accordance with the directions and instructions of the individual.
[2] A shadow director is an individual who is not on the board of directors of the Singapore Affiliate but who has sufficient control so that the board of directors of the Singapore Affiliate acts in accordance with the directions and instructions of the individual.